Exhibit 99.1

Pre-IPO Investor Leads Agilyx Financing

Agilyx Closes on $25 Million Preferred Stock Round

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--December 19, 2011--Keating Capital, Inc. (www.KeatingCapital.com), a pre-IPO investment fund, announced that on December 16, 2011, it made a $4 million investment as the lead investor in the $25 million Series C Convertible Preferred Stock round of Agilyx Corporation (www.agilyx.com) (“Agilyx”). Other investors in the Series C round include existing investors Kleiner Perkins Caufield & Byers, Saffron Hill Ventures, Chrysalix Energy Venture Capital, Waste Management, Total Energy Ventures International (an affiliate of Total S.A.) and Reference Capital.

Founded in 2004 and based in Beaverton, Oregon, Agilyx is an alternative energy company that economically converts difficult-to-recycle waste plastics into high value synthetic oil. Agilyx’s patent-protected, proprietary systems are sold to industrial and municipal waste plastic generators and aggregators looking to reduce disposal-related costs and increase plastics-associated revenues – all while meeting challenging environmental standards, curbing the need for new landfills, and extracting the often unused and untapped energy contained within waste plastic.

In 2010, Agilyx opened a demonstration facility in Tigard, Oregon, capable of processing and converting 10 tons of plastic waste into approximately 55 barrels of oil (~2,300 gallons) per day. The resulting synthetic oil – a drop-in replacement for fossil crude – is currently shipped to a refinery in the Pacific Northwest. Agilyx entered into a five-year agreement in 2008 to sell its synthetic oil to an oil refinery, which Agilyx believes is the first offtake agreement of its kind in the industry.

“Our investment in Agilyx exemplifies the role that we can play as a lead investor in a new round of financing where existing investors seek to add to their positions but also want an independent, new financial investor to set terms,” said Timothy J. Keating, CEO of Keating Capital. “Moreover, because we do not seek or take board seats, our role as a lead investor results in no change to the composition of a portfolio company’s board of directors or strategic direction,” he added.

Agilyx is Keating Capital’s tenth new portfolio company investment in 2011. With this investment, Keating Capital has now made private investments of $35.4 million in 14 portfolio companies, including $31.8 million invested year-to-date.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's later stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors. Keating Capital shares are traded on Nasdaq under the ticker symbol KIPO.

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Third Party Websites

The hyperlink to Agilyx’ website is located on a third party server that is not associated with Keating Capital. Keating Capital does not endorse this website, its sponsor, or any of the policies, activities, products, or services offered on the site or by any advertiser on the site. Keating Capital does not take responsibility for third party websites and is not responsible for the accuracy or completeness of any business, financial or other information contained on such website.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com